Exhibit 6.4

JIANGXI XINTUO ENTERPRISE CO.,LTD

General Terms and Conditions (GTC)

1.	PAYMENT
1.1	Payments are to be made to the account specified by the SELLER with official stamp and confirmed in no less than 2 ways.
1.2	100% payment is to be made upon order.

2.	SHIPMENT
2.1	Shipment time is subject to the specific PO/CONTRACT.
2.2	BUYER will arrange for pickup goods after SELLER get goods ready.
2.3	SELLER will take no responsibility for anything occurs to the goods after BUYER collects goods except the products quality issue.

3.	NDA

SELLER and BUYER should keep strict compliance with the NDA signed and stamped by both parties. SELLER shall assume no responsibility for any aftermath from BUYER's use.

4.	TERM

EXW NANCHANG

5.	LIABILITIE of the SELLER

5.1  BUYER may, at any time, change the specifications/requirements stipulated in the PO/CONTRACT, and /or its annexes. In such case, SELLER shall promptly take necessary actions to comply with the new specifications/requirements. Effects of such change on the prices and/or delivery schedule shall be mutually agreed between BUYER and SELLER. Any modification to the PO/CONTRACT shall not become effective unless it is set forth in writing and signed by the duly authorized representatives of BUYER and SELLER.

5.2	SELLER shall be liable for the performance of items to be delivered, as defined under the PO/CONTRACT.

5.3  The SELLER’s overall cumulative liability including warranty under Clause 6 to the BUYER in connection with or as a result of this Contract shall be limited with the total Contract Price.

5.4  SELLER shall be liable to protect ITEMS from any damages or losses including third parties until the designated courier by the BUYER collects ITEMS from SELLER.

5.5  Upon the notification of BUYER, SELLER shall repair or replace the relevant ITEMS free of charge during the warranty period stated in the PO/CONTRACT on condition that the defects are with the ITEMS themselves. Time required for repair shall be determined after negotiation between both parties.

5.6  SELLER shall not assign or transfer any of its obligations, commitments or any of the rights, credits or benefits under the PO/CONTRACT to any third party without the prior written approval of BUYER.

5.7  During the order term as well as a period of 2 (two) years following the expiration of the order term, the SELLER agrees and commits to provide paid services, supplying spare parts and providing maintenance and repair services for the supplies upon the written request of BUYER. Ending or termination of PO/CONTRACT shall not relieve SELLER from this obligation.

6.	WARRANTY

6.1  SELLER warrants that the items shall be free from defects in material and workmanship and shall conform to all requirements of the PO/CONTRACT for a period defined in PO/CONTRACT or if not defined 12 (twelve) months as of delivery under normal operation. Details of the clause is as per T-MOTOR Warranty Policy.

6.2  SELLER warrants that items to be delivered to BUYER shall be new, not used, reconditioned, refurbished or overhauled. If there is any defect found with ITEMS themselves, BUYER shall notify SELLER and seek for solution agreed by both parties. Transportation of replacement work and return of nonconforming work shall be at SELLER ’ s expense. Final acceptance of the ITEMS within the PO/CONTRACT shall be fulfilled at BUYER’s facilities or at SELLER’s factory agreed by BUYER. Any non-conformance to the PO/CONTRACT terms shall result in the rejection of the goods/services.

7.	TERMINATION
7.1	BUYER, by written notice, may terminate the PO for default, in whole or in part, only if SELLER:
7.1.1	Fails to make a delivery in accordance with the PO/CONTRACT schedule;
7.1.2	Fails to comply with any of the terms of the PO/CONTRACT;
7.1.3	Ceases to conduct its operations;

7.2  In the event of such termination, SELLER shall stop the work and notify its suppliers and/or subcontractors to cease the work. SELLER shall not claim any kind of indemnity, compensation or damages from the BUYER. SELLER shall be compensated only for the Items actually delivered and accepted and BUYER shall have no further liability.

7.3  SELLER shall notify BUYER the completed and non-completed ITEMS. In case BUYER decides to obtain the relevant or some of the relevant ITEMS, BUYER shall pay the amount of these ITEMS in accordance with the prices given in PO/CONTRACT.

7.4  In case a PO is terminated partially, SELLER shall promptly stop the work for the terminated part but shall complete the non-terminated part of the work without requesting any price increase or time extension.

7.5  In any case BUYER is not responsible for any liabilities or claims with respect to damages, costs and losses including indirect damages and loss of profit of SELLER and its subcontractors with respect to termination, BUYER shall not pay any cost to the SELLER.

7.6  In the event that the BUYER wishes to terminate the PO when the Items themselves have no fault, the SELLER will not refund the deposit paid by the BUYER's.

8.	FORCE MAJEURE

8.1   An event shall be evaluated to be a Force Majeure and SELLER not be held responsible for, nor deemed to be in default under this PO/CONTRACT, on account of any failure or delay in the performance under the PO due to or resulting from causes beyond the such party's reasonable control, not arising from the fault to fulfill the requirements of this PO/CONTRACT, cannot be dismissed by any effort and effecting the activities related to this PO/CONTRACT, including but not limited to the following:8.1.1 Floods, fires, storms or other natural catastrophes;

8.1.2	Boycott, strikes, lock-outs or riots, revolution, war;

8.1.3   Epidemics;8.1.4 Legislation, any acts, order or regulation of that are not present at the time of signing or transfer of this PO, relevant governmental authorities which affect the performance of this purchase order, including-governmental restrictions covering the import, export, distribution or transport of the goods or services under this purchase order or parts thereof and export or import restrictions imposed by any other government;

8.2  In such cases the party in Force Majeure shall promptly notify the other Party in writing of:

8.2.1  any known or anticipated delay or interruption and recommences performance of its obligations immediately after the cessation of the delay interruption;

8.2.2  any delay resulting from any of the aforesaid causes will result in an extension of the time for the performance of the obligations of the party in Force Majeure, as necessary to overcome the causes of delay, and

8.2.3	written statement of Force Majeure obtained from a governmental authority;

8.3  No delay due to a cause of Force Majeure shall be a sufficient reason for the parties to obtain an early termination of the Purchase Order. However, should the cause of Force Majeure extend beyond a period of 6 (six) months, the Parties shall negotiate in good faith a solution, which solution may consist of terminating the Purchase Order, in whole or in part, subject to a mutual written agreement, taking into account the deliveries already made by SELLER and the payments made by BUYER.

9.	SETTLEMENT OF DISPUTES

9.1  All disputes arising in connection with the interpretation and implementation of the PO which cannot be amicably settled by the Parties hereto shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules.

9.2  This PO shall be governed, interpreted by and constructed in accordance with the Swiss Law.

9.3  The place of Arbitration shall be Brussels, Belgium. The Arbitration language shall be English. The arbitration award will be final and binding for both Parties.

9.4   SELLER is obliged to perform its pending obligations under the PO during the course of settlement of disputes.

10.	DISCLAIMER

10.1  Items provided by the SELLER being spare parts for the BUYER, the SELLER is only responsible for the quality of the items sold. The SELLER shall not take responsibility for any damages other than the quality of the items themselves. The maximum compensation amount from the SELLER for such damages from the faulty items will be 2 times of the value of the faulty items.

10.2  Any damages from misoperation or any operation of the same sort including but not limited to unauthorized disassembly and modification on the products are on the BUYER’s account.

11.	DURATION

This General Terms and Conditions shall be valid until the fulfillment of all obligations and commitments of the Parties.

SELLER:	BUYER:
Signature/Stamp:	Signature/Stamp: